For Immediate Release	Contact:	Barbara Thompson
April 24, 2006		First Citizens Bank
(919) 716-2716

FIRST CITIZENS REPORTS EARNINGS FOR FIRST QUARTER 2006

RALEIGH, N.C. - First Citizens BancShares Inc. (Nasdaq: FCNCA) reports earnings for the quarter ending March 31, 2006, of $28.7 million compared to $25.0 million for the corresponding period of 2005, an increase of 14.6 percent, according to Lewis R. Holding, chairman of the board. The significant increase resulted from improved net interest income and noninterest income, partially offset by higher noninterest expense and provision for loan losses.

Per share income for the first quarter 2006 totaled $2.75 compared to $2.40 for the same period a year ago. First Citizens’ current quarter results generated an annualized return on average assets of 0.79 percent and an annualized return on average equity of 9.75 percent, compared to respective returns of 0.76 percent and 9.26 percent for the same period of 2005.

First quarter net interest income increased $12.2 million or 11.5 percent from the same period of 2005, due to healthy growth in interest-earning assets and an improved net yield on interest-earning assets. Average loans outstanding increased $348.0 million or 3.7 percent since the first quarter of 2005. Average investment securities increased $824.4 million or 39.8 percent in the first quarter of 2006, when compared to the same period of 2005. The taxable-equivalent yield on interest-earning assets increased from 5.04 percent during the first quarter of 2005 to 5.87 percent during the first quarter of 2006, an 83 basis point increase. The higher asset yields resulted from recent growth among fixed-rate loans and investment securities and continued repricing of variable rate loans to current market rates.

Average interest-bearing liabilities increased by $1.2 billion or 12.0 percent during the first quarter of 2006 due to strong growth in deposits. The rate on total interest-bearing liabilities increased from 1.79 percent during the first quarter of 2005 to 2.71 percent during the same period of 2006, a 92 basis point increase. The taxable-equivalent net yield increased 5 basis points to 3.65 percent.

The provision for credit losses equaled $6.7 million during the first quarter of 2006, an increase of $1.4 million or 26.5 percent from the same period of 2005. The higher provision for credit losses resulted principally from higher net charge-offs. Net charge-offs in the first quarter of 2006 totaled $5.4 million compared to $3.5 million during the first quarter of 2005, a $1.9 million increase. Annualized net charge-offs were adversely impacted in the first quarter of 2006 by losses sustained on a single relationship. Net charge-offs for the first quarter of 2006 represented 0.22 percent of average loans compared to 0.15 percent for the same period of 2005.

Noninterest income was $65.7 million during the first quarter of 2006, a $4.5 million or 7.4 percent increase over 2005. The increase reflected the improvements in cardholder and merchant services income, trust and asset management fees and commission income.

Noninterest expense was $131.7 million during the first quarter of 2006, an increase of $10.4 million or 8.5 percent. Salaries and wages increased $4.8 million or 9.3 percent over the same period of 2005, the result of additional staff, merit and incentive compensation. Cardholder processing expenses increased $1.6 million or 21.5 percent as compared to the same period of 2005 due to volume growth. Occupancy expense increased $1.4 million or 12.6 percent primarily due to IronStone Bank’s franchise expansion. Employee benefits expense increased $1.4 million or 11.4 percent due to higher health care costs.

As of March 31, 2006, First Citizens had total assets of $15.1 billion. Two of BancShares' major subsidiaries are First Citizens Bank with 339 branches in North Carolina, Virginia, West Virginia, Maryland and Tennessee, and IronStone Bank with 54 branches in Florida, Georgia, Texas, New Mexico, Colorado, Arizona, California, Oregon and Washington. For more information, visit First Citizens’ web site at firstcitizens.com.

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This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens' actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens' filings with the SEC.

CONDENSED STATEMENTS OF INCOME
		Three Months Ended March 31
(thousands, except share data; unaudited)		2006	2005
Interest income		$190,001	$148,245
Interest expense		72,183	42,578
Net interest income		117,818	105,667
Provision for credit losses		6,737	5,326
Net interest income after provision for credit losses		111,081	100,341
Noninterest income		65,749	61,223
Noninterest expense		131,712	121,345
Income before income taxes		45,118	40,219
Income taxes		16,461	15,222
Net income		$28,657	$24,997
Taxable-equivalent net interest income		$118,226	$106,014
Net income per share		$2.75	$2.40
Cash dividends per share		0.275	0.275
Profitability Information (annualized)
Return on average assets		0.79%	0.76%
Return on average equity		9.75	9.26
Taxable-equivalent net yield on interest-earning assets		3.65	3.60
CONDENSED BALANCE SHEETS
	March 31	December 31	March 31
(thousands, except share data; unaudited)	2006	2005	2005
Cash and due from banks	$805,757	$777,928	$599,358
Investment securities	2,896,962	2,929,516	2,187,374
Loans and leases	9,810,088	9,642,994	9,404,742
Allowance for loan and lease losses	(130,222)	(128,847)	(125,710)
Other assets	1,712,625	1,417,801	1,526,911
Total assets	$15,095,210	$14,639,392	$13,592,675
Deposits	$12,512,557	$12,173,858	$11,629,382
Other liabilities	1,379,287	1,284,475	860,725
Shareholders' equity	1,203,366	1,181,059	1,102,568
Total liabilities and shareholders' equity	$15,095,210	$14,639,392	$13,592,675
Book value per share	$115.33	$113.19	$105.67
Tangible book value per share	104.55	102.35	94.66
SELECTED AVERAGE BALANCES
Three Months Ended March 31
(thousands, except shares outstanding; unaudited)		2006	2005
Total assets		$14,694,936	$13,309,802
Investment securities		2,896,711	2,072,316
Loans and leases		9,705,443	9,357,480
Interest-earning assets		13,129,313	11,929,086
Deposits		12,192,664	11,379,079
Interest-bearing liabilities		10,794,420	9,640,417
Shareholders' equity		$1,191,820	$1,094,213
Shares outstanding		10,434,453	10,434,453
ASSET QUALITY
	March 31	December 31	March 31
(dollars in thousands; unaudited)	2006	2005	2005
Nonaccrual loans and leases	$15,844	$18,969	$15,344
Other real estate	5,573	6,753	7,533
Total nonperforming assets	$21,417	$25,722	$22,877
Accruing loans and leases 90 days or more past due	$6,729	$9,180	$7,480
Nonperforming assets to gross loans plus other real estate	0.22%	0.27%	0.24%
Allowance for credit losses to total loans and leases	1.40	1.41	1.41
Net charge-offs to average loans and leases (annualized)	0.22	0.28	0.15
CAPITAL INFORMATION
	March 31	December 31	March 31
(dollars in thousands; unaudited)	2006	2005	2005
Tier 1 capital	$1,346,526	$1,320,152	$1,239,068
Total capital	1,616,974	1,588,141	1,375,558
Risk-weighted assets	10,756,869	10,510,254	10,197,287
Tier 1 capital ratio	12.52%	12.56%	12.15%
Total capital ratio	15.03	15.11	13.49
Leverage capital ratio	9.23	9.17	9.39